UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2016

MONSTER DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37797	27-3948465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Park Center Drive, Unit C Simi Valley, California 93065	93065
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (805) 955-4190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers Regulation FD Disclosure.

On August 16, 2016, Jawahar Tandon announced his resignation as a member of the Board of Directors (the "Board") of Monster Digital, Inc. (the "Company"), effective immediately. Mr. Tandon will become a member of the Company’s Advisory Board. The resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On August 16, 2016, Vivek Jawahar announced his resignation as a member of the Board , effective immediately. Mr. Tandon will continue with the Company as Director of Business Development and will become a member of the Company’s Advisory Board. The resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On August 16, 2016, Jon Orban announced his resignation as a member of the Board , effective immediately. Mr. Orban will continue with the Company as Director of Strategy and Restructuring. The resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On August 17, 2016, Neal Bobrick, the Company’s Executive Vice President – Sales and Marketing and one of its named executive officers, gave notice of his resignation from that position effective September 16, 2016 but is in discussions with the Company with respect to a possible role in overseeing the Company’s European sales activities. Mr. Bobrick will assist the Company is in transitioning his responsibilities to other employees through the date of his departure.

On August 18, 2016, the Company issued a press release regarding these Board and management changes. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER DIGITAL, INC.

/s/ David H. Clarke
Date: August 18, 2016	David H. Clarke
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Monster Digital, Inc. dated August 18, 2016.